EXHIBIT 10.1

                       PURCHASE AND SALE AGREEMENT


     This Purchase and Sale Agreement (this "Agreement") dated as of July 27, 1998, is between West Texas Recovery, Inc., a Texas corporation ("Seller"), and Lyric International, Inc., a Colorado corporation ("Buyer"), duly authorized to transact business in the state of Texas.

     In consideration of the mutual promises contained herein, the benefits to be derived by each party hereunder and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller agree as follows:

                                ARTICLE I
                            PURCHASE AND SALE

     1.01 Purchase and Sale. Seller agrees to sell and convey and Buyer agrees to purchase and pay for the Interests (as defined in Section 1.02 below), subject to the terms and conditions of this Agreement.

     1.02 Interests. All of the following shall be referred to as the "Interests":

          (a) The undivided interests described in Exhibit A hereto in and to the entire estates created by the leases, licenses, permits and other agreements described in Exhibit A (the "Leases"), insofar as the Leases cover and relate to the land described in Exhibit A (the "Land"), together with identical undivided interests in and to all the property and rights incident thereto, including all rights in, to and under all agreements, product purchase and sale contracts, leases, permits, rights-of-way, easements, licenses, farmouts, options and orders in any way relating thereto;

          (b) Identical undivided interests in and to all of the personal property, fixtures and improvements now or as of the Effective Time (as defined in Section 1.03 below) on the Land, appurtenant thereto or used or obtained in connection therewith or with the production, treatment, sale or disposal of hydrocarbons or water produced therefrom or attributable thereto and all other appurtenances there unto belonging:

          (c) All other leasehold interests, overriding royalty interests, mineral interests and other interests, if any, whether now owned or hereafter acquired by Seller, in and to the Land and the Leases and in or attributable to production therefrom.

     1.03 Effective Time. The purchase and sale of the Interests shall be effective for all purposes as of July 1, 1998, at 7:00 A.M., local time (the "Effective Time"), said time to be determined for each locality described in Exhibit A in accordance with the time generally observed in said locality.

                             ARTICLE II
                          PURCHASE PRICE

     2.01 Purchase Price. The purchase price for the Interests shall be $1.8 Million Dollars (U.S.) (the "Purchase Price"), which shall be adjusted as set forth in Section 2.02 below.

     2.02 Adjustments to Purchase Price, The Purchase Price shall be adjusted as follows and the resulting amount shall be referred to as the "Adjusted Purchase Price":

          (a)   The Purchase Price shall be adjusted upward by the following:

                (1) The value of all merchantable, allowable oil in storage above the pipeline connection at the Effective Time that is credited to the Interests, the value to be the market price in effect as of the Effective Time less applicable taxes; and

                (2) The amount of all actual direct operating expenditures (including royalties and production taxes paid with respect to the Interests, but excluding any of Seller's overhead or administrative expenses), paid by Seller that are attributable to the Interests during the period of time between the Effective Time and the Closing Date (as defined in Section 7.01 below).

          (b) The Purchase Price shall be adjusted downward by the following:

                (1) The proceeds (other than those referred to in Section 2.02(b)(2) below) received by Seller that are attributable to the Interests during the period of time between the Effective Time and the Closing Date;

                (2) The amount of the proceeds received by Seller from the disposition (with the prior written consent of Buyer as provided in Section 4.01(e) below) of all or any portion of the Interests; and

                (3) An amount equal to all unpaid ad valorem, property, production, severance and similar taxes and assessments based upon or measured by the ownership of property or the production of hydrocarbons or the receipt of proceeds therefrom accruing to the Interests prior to the Effective Time, which amount shall be based upon such taxes assessed against the applicable portion of the Interests for the preceding calendar year or, in the cases where such taxes are assessed on other than a calendar year basis, for the tax related year last ended.

          (c)   The purchase price shall be paid as follows:

                (1) $450,000.00 in cash, U.S., including Note as described in the attached Exhibit.

                (2) $50,000.00 of Buyer's stock paid to the designated Assignee of Seller.

                (3) Balance of purchase price to be paid in the form of Preferred "B" Stock of Buyer, said stock to have a par value of not less than $100.00 per share and said stock to be fully convertible during a one year period from January 1, 1999, to December 31, 1999, to common stock of said Buyer for equal dollar value of preferred stock. At the end of said one year option period all of said Preferred stock that has not been converted shall be automatically converted to said common stock. During the one year option period said Preferred stock shall pay a dividend rate of 9.5 cumulative.

               (4) Terms of stock transfer, and manner of conversion may be modified by mutual consent of the parties hereto in writing only.

                                 ARTICLE III
                     REPRESENTATIONS AND WARRANTIES

     3.01 Representations and Warranties of Seller. Seller represents and warrants to Buyer as follows:

          (a) Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas, and Seller is duly qualified to carry on its business in each of the states identified in Exhibit A.

          (b) Seller has all requisite power and authority to carry on its business as presently conducted, to enter into this Agreement, and to perform its obligations under this Agreement, and to perform its obligations under this Agreement. The consummation of the transactions contemplated by this Agreement will not violate, nor be in conflict with, any provision of Seller's charter, bylaws or governing documents, or any agreement or instrument to which Seller is a party or is bound, or any judgment, decree, order, statute, rule or regulation applicable to Seller.

          (c) The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all requisite action, corporate and otherwise, on the part of the Seller.

          (d) This Agreement has been duly executed and delivered on behalf of Seller, and at the Closing all documents and instruments required hereunder to be executed and delivered by Seller shall have been duly executed and delivered. This Agreement does, and such documents and instruments shall, constitute legal and valid obligations of Seller.

          (e) Except as specifically set forth in Exhibit A, Seller has fee simple title to the Interests, free and clear of all liens, encumbrances, burdens, claims and defects of title of any kind, and Seller has provided Buyer with complete and accurate information relating to the Interests.

          (f) The Leases are in full force and effect, are valid and subsisting, cover the entire estates they purport to cover.

          (g) Seller is not in default under any contract or agreement pertaining to the Interests and, except as specifically indicated in Exhibit A.

          (h) All royalties, rentals and other payments due under the Leases have been properly and timely paid, and all conditions necessary to keep the Leases in force have been fully performed.

          (i) Seller is not obligated, by virtue of a prepayment arrangement, a "take or pay" arrangement, a production payment or any other arrangement, to deliver hydrocarbons produced from the interests at some future time without then or thereafter receiving full payment therefor.

          (j) Except as specifically indicated in Exhibit A, no hydrocarbons produced from the Interests are subject to a sales contract or other agreement relating to the production, gathering, transporting, processing, treating or marketing of hydrocarbons, and no person has any call upon, option to purchase or similar rights with respect to the Interests or to the production therefrom.

          (k) All ad valorem, property, production, severance, excise and similar taxes and assessments based on or measured by the ownership of property or the production of hydrocarbons or the receipt of proceeds therefrom on the Interests that have become due and payable have been properly and timely paid.

          (l) Seller has incurred no liability, contingent or otherwise, for brokers' or finders' fees relating to the transactions contemplated by this Agreement for which Buyer shall have any responsibility whatsoever.

          (m) No suit, action or other proceeding is pending or threatened before any court or governmental agency and no cause of action exists that relates to the Interests or that might result in impairment or loss of Seller's title to any portion of the Interests or the value thereof or that might hinder or impede the operation or enjoyment of the Leases.

          (n) The Interests entitle Seller to receive not less than the undivided interests set forth in Exhibit A as "Net Revenue Interests" of all indicated hydrocarbons produced, saved and marketed from or attributable to the Land and all wells located thereon or attributable to thereto through the plugging, abandonment and salvage of such wells. Seller's obligation to bear costs and expenses relating to the development of and operations on the Leases, Land and wells thereon or attributable thereto is not, and, through the plugging, abandonment and salvage of such wells, shall not be, greater than the "Operating Interests" set forth in Exhibit A.

          (o) Seller is currently receiving from all purchasers of production from the Interests at least the "Net Revenue Interests" set forth in Exhibit A without suspense or any indemnity other than standard division order warranties. Seller is currently paying the operators of the Interests for the development and operation thereof no more than the "Operating Interests" set forth in Exhibit A, and Seller is current for all costs and expenses pertaining to the development and operation of Interests.

          (p) All laws, rules, regulations, ordinances and orders of all local, tribal, state and federal governmental bodies, authorities and agencies having jurisdiction over the Interests have been complied with.

          (q) Applications for well determination under the Natural Gas Policy Act of 1978, as amended (the "NGPA") and the rules and regulations of the Federal Energy Regulatory Commission under such act (the "NGPA Regulations") relating to the Interests have been filed as set forth in Exhibit B hereto. Except as noted in Exhibit B, each such application has been approved by the indicated state and federal agency and by the Federal Energy Regulatory Commission and has been finally approved under the NGPA. Such applications comply with the requirements of the NGPA and the NGPA Regulations and do not (1) contain any untrue statement of material fact or
(2) omit any statement of material fact necessary to make the statements therein not misleading, No further applications are required under the NGPA and the NGPA Regulations to allow the legal sale of all gas produced from the Interests at a price equal to the price for such gas currently being received.

          (r) All necessary plans for development, applications, inspection reports, certificates and other instruments pertaining to environmental matters have been filed with the appropriate local, tribal, state and federal governmental bodies, authorities and agencies and all permits necessary for the legal operation of the Interests in full compliance with all environmental laws, rules, regulations, ordinances and orders have been obtained and Seller is in full compliance with all such laws, rules, regulations, ordinances and orders. All applications, reports, certificates and other instruments filed with or famished to any local, tribal, state or federal governmental body, authority or agency do not (1) contain any untrue statement of material fact or (2) omit any statement of material fact necessary to make the statements therein not misleading.

          (s) No portion of the Interests (1) has been contributed to and is currently held by a tax partnership; (2) is subject to any form of agreement (whether formal or informal, written or oral) deemed by any state or federal tax statute, rule or regulation to be or to have created a tax partnership; or (3) otherwise constitutes "partnership property" (as that term is used throughout Subchapter K of Chapter I of Subtitle A of the Code) of a tax partnership. For purposes of this Section 3.01(s) a "tax partnership" is any entity, organization or group deemed to be a partnership within the meaning of section 761 of the Code or any similar state or federal statute, rule or regulation, and that is not excluded from the application of the partnership provisions of Subchapter K of Chapter I of Subtitle A of the Code and of all similar provisions of state tax statutes or regulations by reasons of elections made, pursuant to section 761(a) of the Code and all such similar state or federal statutes, rules and regulations, to be excluded from the application of all such partnership provisions.

          (t) Seller has provided Buyer with complete and accurate information relating to the Interests, including without limitation, production history and characteristics, NGPA classifications, operating and net revenue interests and prices currently being received for production.

          (u) Except as specifically set forth on Exhibit B, no portion of the Interests is subject to any offer of Lake or pay credits for gas transported pursuant to FERC Order No. 500 or (ii) has been the subject of a request for good faith negotiations under FERC Order No. 451.

          (v) No portion of the Interests is, or by this transaction shall become, burdened by any liability or contingent liability under the Multi-employer Pension Plan Amendments Act of 1980 and the purchase and sale contemplated herein shall not cause any liability under such act for Seller or Buyer.

          (w) Except as set forth on Exhibit B, no portion of the Interests is either overproduced or underproduced in natural gas under any gas balancing agreement or gas storage agreement or in regard to any well, pooling unit or unitized area without such an agreement.

     3.02 Representations and Warranties of Buyer. Buyer represents and warrants to Seller as follows:

          (a) Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado and is duly authorized to transact business in the state of Texas, and Buyer is duly qualified to carry on its business in each of the states identified in Exhibit A.

          (b) Buyer has all requisite power and authority to carry on its business as presently conducted, to enter into this Agreement, to purchase the Interests on the terms described in this Agreement and to perform its other obligations under this Agreement. The consummation of the transactions contemplated by this Agreement will not violate, nor be in conflict with, any provision of Buyer's charter, bylaws or governing documents, or any agreement or instrument to which Buyer is a party or is bound, or any judgment, decree, order, statute, rule or regulation applicable to Buyer.

          (c) The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all requisite action, corporate and otherwise, on the part of Buyer.

          (d) This Agreement has been duly executed and delivered on behalf of Buyer, and at the Closing all documents and instruments required hereunder to be executed and delivered by Buyer shall have been duly executed and delivered. This Agreement does, and such documents and instruments shall, constitute legal and valid obligations of Buyer.

          (e) Buyer has incur-red no liability, contingent or otherwise, for brokers' or finders' fees relating to the transactions contemplated by this Agreement for which Seller shall have any responsibility whatsoever.

                                  ARTICLE IV
                                  COVENANTS

     4.01 Covenants of Seller. Seller covenants and agrees with Buyer as follows:

          (a) Within 15 days after the date of this Agreement, Seller, at the expense of Seller, shall deliver to Buyer the following title information:

                   (1)   [TITLE OPTIONS]

                   (2)   [ABSTRACTS OF TITLE AND STATUS REPORTS]

                   (3)   [OTHER LAND RECORDS]

                   (4)   [RENTAL AND ROYALTY PAYMENT RECORDS]

                   (5)   [TAX PAYMENT RECORDS]

                   (6)   [MAPS AND SURVEYS]

                   (7)   [PRODUCTION SALE, PROCESSING AND TRANSPORTATION
                         AGREEMENTS]

                   (8)   [GENERAL PERMITS, EASEMENTS, LICENSES AND ORDERS]

All such information shall also be open to inspection and photocopying by Buyer at any reasonable time during the term of this Agreement.

          (b) Within 15 days after the date of this Agreement, Seller, at the expense of Seller, shall obtain and deliver to Buyer the following production and operation information:

                   (1)   [PRODUCTION RECORDS AND VERIFICATION]

                   (2)   [OPERATING EXPENSE RECORDS AND VERIFICATION]

                   (3)   [INVENTORY]

                   (4)   [BONDS AND INSURANCE POLICIES]

                   (5) [SALT WATER DISPOSAL AGREEMENTS AND OTHER OPERATION AGREEMENTS]

                   (6)   [ENGINEERING, GEOLOGICAL AND GEOPHYSICAL DATA]

                   (7)   [NGPA DOCUMENTS]

                   (8)   [DEVELOPMENT PLANS AND PERMITS)

All such information shall also be open to inspection and photocopying by Buyer at any reasonable time during the term of this Agreement.

          (c) Seller shall cause the Interests to be developed, maintained and operated in a good and workmanlike manner, shall maintain insurance now in force with respect to the Interests, shall pay or cause to be paid all costs and expenses incurred in connection therewith, shall keep the Leases in full force and effect and shall perform and comply with all of the covenants and conditions contained in the Leases and all agreements relating to the Interests; provided, however, that Seller shall not commence operations for tile drilling of any new well or the redrilling of any existing well on the Interests after the date of this Agreement without the prior written consent of Buyer.

          (d) Seller shall carry on the business of Seller with respect to the Interests in substantially the same manner as Seller has heretofore and shall not introduce any new method of management, operation or accounting with respect to the Interests.

          (e) Without the prior written consent of Buyer, Seller shall not enter into any new agreements or commitments with respect to the Interests which extend beyond the Closing, shall not make any expenditures on any Interest in excess of $2500.00, shall not abandon any well located on the Interests nor release or abandon all or any portion of any of the Leases, shall not modify or terminate any of the agreements relating to the Interests and shall not encumber, sell or otherwise dispose of any of the Interests other than personal property that is replaced by equivalent property or consumed in the normal operation of the Interests.

          (f) Seller shall exercise good faith to cause Buyer or his appointee to be duly designated Operator of all wells included in the Interests and to allow Buyer to take over operations of the Interests as of 7:00 A.M. local time on the day after the Closing.

          (g) Seller shall exercise good faith to maintain and preserve the field organization of Seller for operating the Interests so that it will be preserved for Buyer on and after the Closing.

          (h) Seller shall exercise good faith in safeguarding and maintaining secure all engineering, geological and geophysical data, reports and maps, and all other confidential data in the possession of Seller, relating to the Interests.

          (i) All laws, rules, regulations, ordinances and orders of all local, tribal, state and federal governmental bodies, authorities and agencies having jurisdiction over the Interests shall be complied with.

          (j) Buyer and the employees and agents of Buyer shall have access to the Interests and shall have the right to witness and conduct well tests thereon.

          (k) Seller shall exercise good faith to take or cause to be taken all such actions as may be necessary or advisable to consummate and make effective the sale of the Interests and the transactions contemplated by this Agreement and to assure that as of the Closing Date it will not be under any material corporate, legal or contractual restriction that would prohibit or delay the timely consummation of such transactions.

          (l) Seller shall cause all the representations and warranties of Seller contained in this Agreement to be true and correct on and as of the Closing Date. To the extent the conditions precedent to the obligations of Buyer are within the control of Seller, Seller shall cause such conditions to be satisfied on or prior to the Closing Date and, to the extent the conditions precedent to the obligations of Buyer are not within the control of Seller, Seller shall exercise good faith to cause such conditions to be satisfied on or prior to the Closing Date.

          (m) Seller shall promptly notify Buyer (1) if any representation or warranty of Seller contained in this Agreement is discovered to be or becomes untrue, or (2) if Seller fails to perform or comply with any covenant or agreement contained in this Agreement or it is reasonably anticipated that Seller will be unable to perform or comply with any covenant or agreement contained in this Agreement.

          (n) Within 5 business days after the date hereof, Seller shall prepare and submit all necessary filings for Seller in connection with the transactions contemplated by this Agreement under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations of the Federal Trade Commission under such act.

     4.02 Covenants of Buyer. Buyer covenants and agrees with Seller as follows:

          (a) Buyer shall exercise good faith to take or cause to be taken all such actions as may be necessary or advisable to consummate and make effective the purchase of the Interests and the transactions contemplated by this Agreement and to assure that as of the Closing Date it will not be under any material corporate, legal or contractual restriction that would prohibit or delay the timely consummation of such transactions.

          (b) Buyer shall cause all the representations and warranties of Buyer contained in this Agreement to be true and correct on and as of the Closing Date. To the extent the conditions precedent to the obligations of Seller are within the control of Buyer, Buyer shall cause such conditions to be satisfied on or prior to the Closing Date and, to the extent the conditions precedent to the obligations of Seller are not within the control of Buyer, Buyer shall exercise good faith to cause such conditions to be satisfied on or prior to the Closing Date.

          (c) Buyer shall promptly notify Seller (1) if any representation or warranty of Buyer contained in this Agreement is discovered to be or becomes untrue, or (2) if Buyer fails to perform or comply with any covenant or agreement contained in this Agreement or it is reasonably anticipated that Buyer will be unable to perform or comply with any covenant or agreement contained in this Agreement.

          (d) Buyer shall exercise good faith in safeguarding and maintaining secure all engineering, geological and geophysical data, reports and maps, and all other confidential data in the possession of Buyer, relating to the Interests.

          (e) Within 5 business days after the date hereof, Buyer shall prepare and submit all necessary filings for Buyer in connection with the transactions contemplated by this Agreement under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations of the Federal Trade Commission under such act.

                                  ARTICLE V
                    TITLE PROCEDURE AND CASUALTY LOSS

     5.01 Title Procedure, If any of the information or material supplied by Seller pursuant to this Agreement or any other information or data reflects the existence of any encumbrance, encroachment, defect in or objection to title, other than those set forth in Exhibit A, that render title to the Interests or any portion thereof then Seller shall notify Buyer in writing at the address provided below of such encumbrance or defect and shall immediately take steps to cure same. In the event such defects or encumbrances cannot be so cured, then the purchase price described herein shall be reduced by the amount necessary, including applicable attorneys fees, costs and expenses incurred by Buyer to cure same which shall be deducted from any payments to be made pursuant to this Agreement.

     5.02 Casualty Loss. If, prior to the Closing, all or any portion of the Interests shall be destroyed by fire or other casualty, or if any portion of the Interests shall be taken in condemnation or under the right of eminent domain or if proceedings for such purposes shall be pending or threatened, Buyer may elect to terminate this Agreement. If Buyer shall so elect, neither party shall have any further obligation to the other hereunder. If not so terminated, this Agreement shall remain in full force and effect notwithstanding any such destruction or taking, and Seller shall at the Closing pay to Buyer all sums paid to Seller by reason of such destruction or taking. In addition, Seller shall assign, transfer and set over unto Buyer all of the fight, title and interest of Seller in and to any unpaid awards or other payments arising out of such destruction or taking. Seller shall not voluntarily compromise, settle or adjust any amounts payable by reason of such destruction or taking without first obtaining the written consent of Buyer.

                                 ARTICLE VI
                          CONDITIONS TO CLOSING

     6.01 Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction, or waiver by Seller, of the following conditions:

          (a) All representations and warranties of Buyer contained in this Agreement shall be true in all material respects at and as of the Closing as if such representations and warranties were made at and as of the Closing, and Buyer shall have performed and satisfied all covenants and agreements required by this Agreement to be performed and satisfied by Buyer at or prior to the Closing.

          (b) Seller shall have received an opinion dated as of the Closing from Buyer's counsel, as set forth in Exhibit C hereto.

     6.02 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject, to the satisfaction, or waiver by Buyer, of the following conditions:

          (a) All representations and warranties of Seller contained in this Agreement shall be true in all material respects at and as of the Closing as if such representations and warranties were made at and as of the Closing, and Seller shall have performed and satisfied all agreements required by this Agreement to be performed and satisfied by Seller at or prior to the Closing.

     6.03 Conditions to Obligations of Both Parties. The obligations of Seller and Buyer to consummate the transactions contemplated by this Agreement are subject, to the satisfaction, or waiver by both parties, of the following conditions:

          (a) There shall not be pending or instituted, threatened or proposed, any action or proceeding by or before any court or administrative agency or arty other person challenging or complaining of, or seeking to collect damages or other relief in connection with, the transactions contemplated by this Agreement.

          (b) Closing shall not be a violation of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations of the Federal Trade Commission under such act.

          (c) No state or federal statute, rule, regulation or action shall exist or shall have been adopted or taken and no judicial or administrative decision shall have been entered (whether on a preliminary or final basis), that would prohibit, restrict or delay the consummation of the transactions contemplated by this Agreement or make the payments due hereunder illegal.

                                  ARTICLE VII
                                    CLOSING

     7.01 Date of Closing. Subject to the conditions stated in this Agreement, the consummation of the transactions contemplated by this Agreement (the "Closing") shall be held on July 27, 1998, or such other date as the parties shall agree in writing. Said date, as amended if amended, shall be referred to as the "Closing Date."

     7.02 Place of Closing. The Closing shall be held at the offices of Lyric International, Inc., or at such other place as Buyer and Seller may agree upon in writing.

     7.03 Closing Obligations, At the Closing the following events shall occur, each being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

          (a) Seller shall execute, acknowledge and deliver (in sufficient counterparts to facilitate recording) the assignment, bill of sale and conveyance attached hereto as Exhibit E conveying the Interests to Buyer. As appropriate, Seller shall also execute, acknowledge and deliver separate assignments of the Interests on officially approved forms in sufficient counterparts to satisfy applicable statutory and regulatory requirements.

          (b) Seller and Buyer shall execute and deliver a settlement statement (the "Preliminary Settlement Statement") prepared by Buyer that shall set forth the Preliminary Amount (as hereinafter defined) and each adjustment and the calculation of such adjustments used to determine such amount. The term "Preliminary Amount" shall mean the Purchase Price adjusted as provided in Section 2.02 using for such adjustments the best information then available.

          (c) Buyer shall deliver to Seller or to Seller's account (at such place as may be designated by Seller at least five days prior to the Closing date) a certified or bank cashier's check or direct bank or wire transfer for the Preliminary Amount,

          (d) Seller shall deliver to Buyer exclusive possession of the Interests.

          (e) Seller and Buyer shall execute, acknowledge and deliver transfer orders or letters in lieu thereof directing all purchasers of production to make payment of proceeds attributable to production from the Interests after the Effective Time to Buyer.

          (f) Seller shall deliver to Buyer all files and records relating to the Interests, including without limitation, all information and material referred to in Sections 4.01(b) not previously delivered to Buyer.

                               ARTICLE VIII
                       OBLIGATIONS AFTER CLOSING

     8.01 Post-Closing Adjustments. Within 60 days after the Closing, Seller shall make available to Buyer all accounting records necessary for Buyer to prepare, in accordance with this Agreement a statement (the "Final Settlement Statement") setting forth each adjustment or payment which was not finally determined as of the Closing and showing the calculation of such adjustments. As soon as practicable after receipt of the Final Settlement Statement, Seller shall deliver to Buyer a written report containing any changes which Seller proposes be made to the Final Settlement Statement. The parties shall undertake to agree with respect to the amounts due pursuant to such post-closing adjustment no later than 60 days after the Closing date. If such post-closing adjustment has not been agreed to within 90 days after the Closing Date, either party may seek to enforce any rights it claims hereunder. The date upon which such agreement is reached or upon which the Adjusted Purchase Price is established, shall be referred to as the "Final Settlement Date." In the event that (1) the Adjusted Purchase Price is more than the Preliminary Amount, Buyer shall deliver to Seller or to Seller's account the amount of such difference in immediately available funds, or (2) the Adjusted Purchase Price is less than the Preliminary Amount, Seller shall deliver to Buyer or to Buyer's account the amount of such difference in immediately available funds. Payment by Buyer or Seller shall be made within five days of the Final Settlement Date. To the extent not accounted for in the computation of the Adjusted Purchase Price, all uncollected accounts receivable attributable to the Interests on or after the Effective Time shall be assigned to Buyer.

     8.02 Sales Taxes and Recording Fees. Seller shall pay all sales taxes occasioned by the sale of the Interests. Buyer shall pay all documentary, filing and recording fees required in connection with the filing and recording of the assignments described in Section 7.03(a) above.

     8.03 Indemnification. After the Closing, Buyer and Seller shall indemnify each other as follows:

          (a) Buyer shall defend, indemnify and save and hold harmless Seller against all claims, costs, expenses and liabilities with respect to the Interests, which accrue or relate to times after the Effective Time (excluding those incurred by Seller with respect to the sale of the Interests to Buyer or the negotiations leading to such sale and excluding those that result from or are attributable to the negligence or willful misconduct of Seller, its employees or agents with respect to the operation and maintenance of the Interests, and excluding those that result from or are attributable to any representation of Seller contained in this Agreement being untrue or a breach of any warranty or covenant of Seller contained in this Agreement.)

          (b) Seller shall defend, indemnify and save and hold harmless Buyer against all claims, costs, expenses and liabilities with respect to the Interests, which accrue or relate to times prior to the Effective Time (excluding those incurred by Buyer with respect to the purchase of the Interests by Buyer or the negotiations leading to such purchase, and excluding those that result from or are attributable to any representation of Buyer contained in this Agreement).

     8.04 Proceeds of Production. Buyer shall be entitled to receive all proceeds of production, attributable to the Interests after the Effective Time. Seller shall be entitled to receive all proceeds of production, attributable to the Interests prior the Effective Time.

     8.05 Further Assurances. Seller and Buyer shall execute, acknowledge and deliver or cause to be executed, acknowledged and delivered such instruments and take such other action as may be necessary or advisable to carry out their obligations under this Agreement and under any Exhibit, document, certificate or other instrument delivered pursuant hereto.

     8.06 Survival. All warranties and guarantees hereunder shall survive the closing of this transaction.

                                ARTICLE IX
                       TERMINATION OF AGREEMENT

     9.01 Termination. This Agreement and the transactions contemplated hereby may be terminated in the following instances:

          (a)   By either Buyer or Seller if any condition set forth in
Section 6.03 above shall not be satisfied at the Closing.

          (b) By Buyer if any condition set forth in Section 6.02 above shall not be satisfied on or before August 1, 1998.

          (c) By Seller if any condition set forth in Section 6.01 above shall not be satisfied on or before August 1, 1998.

          (d)   By the mutual written agreement of Buyer and Seller.

     This Agreement shall terminate without any further action by Seller or Buyer if the Closing has not occurred on or before September 1, 1998.

     9.02 Return of Information. If this Agreement is terminated Buyer shall return to Seller all information and material delivered to Buyer by Seller pursuant to the terms of this agreement.

     9.03 Liabilities Upon Termination. If this Agreement is terminated for any reason or is breached, nothing contained herein shall be construed to limit Seller's or Buyer's legal or equitable remedies including, without limitation, damages for the breach or failure of any representation, warranty, covenant or agreement contained herein and the right to enforce specific performance of this Agreement.

    10.01 Expenses. Except as otherwise specifically provided in this Agreement, all fees, costs and expenses incurred by Buyer or Seller in negotiating this Agreement or in consummating the transactions contemplated by this Agreement shall be paid by the party incurring the same, including without limitation, legal and accounting fees, costs and expenses.

    10.02 Notices. All notices and communications required or permitted under this Agreement shall be in writing and shall be effective when delivered addressed as follows:

     If to Seller:

            West Texas Recovery, Inc.
            P.O. Box 178
            Snyder, Texas 79550
            Attention: Mike Maguire

     If to Buyer:

            Lyric International, Inc.
            16775 Addison Rd., Ste. 300
            Dallas, Texas 75248
            Attention: Brent Wagman

Either party may, by written notice so delivered to the other, change the address to which delivery shall thereafter be made.

    10.03 Amendment. This Agreement may not be altered or amended, nor any rights hereunder be waived, except by an instrument in writing executed by the party or parties to be charged with such amendment or waiver. No waiver of any term, provision or condition of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, provision or condition or as a waiver of any other term, provision or condition of this Agreement.

    10.04 Assignment. Neither Seller nor Buyer may assign any portion of its rights or delegate any portion of its duties or obligations under this Agreement without the prior written consent of the other party.

    10.05 Announcements. Seller and Buyer shall consult with each other with regard to all press releases and other announcements concerning this Agreement or the transaction contemplated hereby and, except as may be required by applicable laws or regulations of any governmental agency or stock exchange, neither Buyer nor Seller shall issue any such press release or make any other announcement without the prior written consent of the other party.

    10.06 Generality of Provisions. The specificity of any representation, warranty, covenant, agreement or indemnity included or provided in this Agreement, or in any Exhibit, document, certificate or other instrument delivered pursuant hereto, shall in no way limit the generality of any other representation, warranty, covenant, agreement or indemnity included or provided in this Agreement, or in any Exhibit, document, certificate or other instrument delivered pursuant hereto.

    10.07 Headings. The headings of the articles and sections of this Agreement are for guidance and convenience of reference only and shall not limit or otherwise affect any of the terms or provisions of this Agreement.

    10.08 Counterparts. This Agreement may be executed by Buyer and Seller in any number of counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute but one and the same instrument. This Agreement shall become operative when each party has executed at least one counterpart of this Agreement.

    10.09 References. References made in this Agreement, including use of a pronoun, shall be deemed to include where applicable, masculine, feminine, singular or plural, individuals, partnerships or corporations. As used in this Agreement, "person" shall mean any natural person, corporation, partnership, trust, estate or other entity. As used in this Agreement, "affiliate" of a person shall mean any partnership, joint venture, corporation or other entity in which such person has an interest or which controls, is controlled by or is under common control with such person.

    10.10 Governing Law. This Agreement and the transactions contemplated hereby shall be construed in accordance with, and governed by, the laws of the State of Texas.

    10.11 Entire Agreement. This Agreement (including the Exhibits hereto) constitutes the entire understanding between the parties with respect to the subject matter hereof and supersedes all negotiations, prior discussions and prior agreements and understandings relating to such subject matter. No material representation, warranty, covenant, agreement, promise, inducement or statement, whether oral or written, has been made by Seller or Buyer and relied upon by the other that is not set forth in this Agreement or in the instruments referred to herein, and neither Seller no Buyer shall be bound by or liable for any alleged representation, warranty, covenant, agreement, promise, inducement or statement not so set forth.

    10.12 Parties in Interest. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and, except as otherwise prohibited, their respective successors and assigns. Nothing contained in this Agreement, express or implied, is intended to confer upon any other person or entity any benefits, rights or remedies.

    10.13 FERC Duties. After Closing neither buyer not Seller nor any successor or assign of either shall have any duty as a result of this transaction to offer take or pay credits for gas transported pursuant to FERC Order No. 500, to allow price renegotiation under FERC Order No. 451 or to take or allow any other action pursuant to any similar FERC order or regulation. Neither Buyer nor Seller nor any successor or assign of either shall take any action or make any filing pursuant to any such FERC order or regulation which purports to bind the other or any property owned by the other. Regardless of any other provision hereof, the covenants of this paragraph 10.13 shall survive Closing and shall survive so long as any FERC regulation to which it might apply remains in effect.

     Executed as of the date first above mentioned.

                           SELLER:   West Texas Recovery, Inc.

                                     By: /s/Mike Maguire
                                         __________________________________
                                         Mike Maguire, President

                            BUYER:   Lyric International, Inc.

                                     By: /s/Brent Wagman
                                        ___________________________________
                                         Brent Wagman, Chairman


THE STATE OF TEXAS      )
                        )
COUNTY OF TAYLOR        )

     SUBSCRIBED AND SWORN TO BEFORE ME by Brent Wagman, Chairman of Lyric International, Inc. on the 27th day of July, 1998.

                                          /s/Sheri L. Bates
                                          Notary Public, State of Texas

THE STATE OF TEXAS      )
                        )
COUNTY OF TAYLOR        )

     SUBSCRIBED AND SWORN TO BEFORE ME by Mike Maguire, President of West Texas Recovery Inc. on the 27th day of July, 1998.

                                          /s/Sheri L. Bates
                                          Notary Public, State of Texas